UNITED STATES
               SECURITIES AND EXCHANGE COMMISSION
                      WASHINGTON D.C. 20549



                            FORM 8-K



                         CURRENT REPORT



             PURSUANT TO SECTION 13 OR 15(d) OF THE
                 SECURITIES EXCHANGE ACT OF 1934


                         April 30, 1998
        Date of Report (Date of earliest event reported)


             MID-AMERICA APARTMENT COMMUNITIES, INC.
       (Exact Name of Registrant as Specified in Charter)



       TENNESSEE                   1-12762                  62-1543819
(State of Incorporation)  (Commission File Number)  (I.R.S. Employer
                                                     Identification Number)




                  6584 POPLAR AVENUE, SUITE 340
                    MEMPHIS, TENNESSEE 38138
            (Address of principal executive offices)



                         (901) 682-6600
       Registrant's telephone number, including area code





     (Former name or address, if changed since last report)

Item 5.  Other events.
Following notification of the New York Stock Exchange, the following press release was released to the press on April 16, 1998.

Memphis, TN: April 16, 1998. Mid-America Apartment Communities, Inc. (NYSE:MAA) today announced that Ralph Horn, Chairman and CEO of First Tennessee National Corporation (FTEN:NASDAQ) and First Tennessee Bank National Association has been appointed to its Board of Directors.

Under the leadership of Horn (as CEO since 1994), First Tennessee has established itself as a leader in the banking industry, achieving the highest return on capital of any bank during the past five years. The $16 billion diversified bank holding company has also received national recognition as one of America's best places to work, and was recently recognized as one of three publicly traded companies for best investor relations meetings.

During the 1990's, FTEN investors have realized one of the highest price appreciation of any publicly traded company, with an increase of 822% during that period, compared to 223% for the S&P 500 for the same term. The overall return to investors has been 33.6% compounded for the past five years.

Mason Hawkins, Chairman of the Independent Nominating Committee of the Mid-America board of directors, said "we are most pleased that Ralph Horn has accepted our invitation to join the Mid-America board. He has a wonderful track record at a great company and has dealt very ably with many of the same opportunities and challenges as does Mid-America. His experience and insightful leadership, and his focus on the productive use of capital, will help to assure the continuing strong growth of the underlying intrinsic value of MAA shares, not yet reflected in its share price."

Mid-America Apartment Communities owns 33,572 apartment units (including 2,660 being developed) throughout the southeastern U.S. and Texas and has the highest return on assets (at 9.8%, 13% above the peer group average) of any of the ten largest apartment REITs.

For  further  information,  contact  Simon  R.  C.  Wadsworth  at
(901)682 6668, ext 104, 6584 Poplar Ave., Suite 340, Memphis,  TN
38138, (901)682-6600 FAX: (901)682-6667.

                           SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                          MID-AMERICA APARTMENT COMMUNITIES, INC.



Date:    April 30, 1998      /s/ Simon R.C. Wadsworth
     ------------------- ---------------------------------
                                 Simon R.C. Wadsworth
                                 Executive Vice President
                                (Principal Financial and Accounting Officer)